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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Southern Mineral Corporation:

We consent to incorporation by reference in the registration statement on Form S-4 of Southern Mineral Corporation of our report dated March 9, 1999, except as to Notes 3 and 14 which are dated March 29, 1999, relating to the consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K/A of Southern Mineral Corporation. Our report dated March 9, 1999, except as to Notes 3 and 14 which are dated March 29, 1999, contains an explanatory paragraph that states that Southern Mineral Corporation's substantial indebtedness, covenant requirements and working capital deficit raise substantial doubt about its ability to continue as a going concern. The Southern Mineral Corporation consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        KPMG LLP
Houston, Texas
July 21, 1999